Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Arena Pharmaceuticals, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report with respect to the consolidated financial statements refers to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, and Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

San Diego, California
February 27, 2020